Exhibit 3

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

NUCOR CORPORATION

Nucor Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is Nucor Corporation.

SECOND: The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Section A of Article IV thereof and substituting the following new Section A:

“A. The total number of shares of Common Stock which the Corporation shall have the authority to issue is eight hundred million (800,000,000), and the par value of each share is forty cents ($0.40), amounting in the aggregate to three hundred twenty million dollars ($320,000,000). The total number of shares of Preferred Stock which the corporation shall have authority to issue is two hundred fifty thousand (250,000), and the par value of each share is four dollars ($4.00), amounting in the aggregate to one million dollars ($1,000,000).”

THIRD: This amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of Nucor Corporation will not be reduced under or by reason of said Amendment.

Signed on the 11th day of May, 2006.

NUCOR CORPORATION

By: A. Rae Eagle
Title: General Manager and
Corporate Secretary